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                    February 1, 2022

       Tim Vanderhook
       Chief Executive Officer
       Viant Technology Inc.
       2722 Michelson Drive, Suite 100
       Irvine, CA 92612

                                                        Re: Viant Technology
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 23,
2021
                                                            File No. 001-40015

       Dear Mr. Vanderhook:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Lisa Harrington